Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

March 19, 2026

Bimergen Energy Corporation

895 Dove Street, Suite 300

Newport Beach, CA 92660

Re:	Form S-8 Registration Statement

To Whom It May Concern:

We have acted as counsel to Bimergen Energy Corporation, a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), for the registration of (i) 500,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, for issuance pursuant to the Bimergen Energy Corporation 2025 Equity Incentive Plan (the “Plan”), (ii) 88,456 shares issuable pursuant to certain restricted stock awards, of which 63,456 are unvested, and (iii) 1,414,286 shares issuable upon the exercise of certain stock options.

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that upon the issuance of the Shares in accordance with the terms of the Plan or their respective instruments, the Shares will be validly issued, fully paid and non-assessable.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the state of Delaware.

We hereby consent to the use of this opinion as a part (Exhibit 5.1) of the Registration Statement and to all references to us in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP